Exhibit 8.1

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: (213) 485-1234 Fax: (213) 891-8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
August 23, 2006	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.

Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, New York 11042

Re:	Pan Pacific Retail Properties, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger of the Company and KRC Acquisition Inc. (“Merger Sub”), a Maryland corporation and subsidiary of Kimco Realty Corporation (“Kimco”), a Maryland corporation, as set forth in the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 9, 2006, by and among the Company, Kimco, Merger Sub, KRC CT Acquisition Limited Partnership, a Delaware limited partnership, KRC PC Acquisition Limited Partnership, , a Delaware limited partnership, CT Operating Partnership, L.P., a California limited partnership, and Western/Pinecreek, L.P., a Delaware limited partnership, and as described in the registration statement on Form S-4, file number 333-136152, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on July 28, 2006, as amended as of the date hereof, together with the documents incorporated by reference therein and the proxy statement/prospectus of the Company contained therein (the “Registration Statement”).

This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, assets and governing documents of the Company and Kimco, and their subsidiaries. In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Kimco Realty Corporation

August 23, 2006

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that the statements set forth under the caption “Material United States Federal Income Tax Considerations” in the Registration Statement, insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Merger Agreement may affect the conclusions stated herein. As described in the Registration Statement, Kimco’s qualification and taxation as a REIT depend upon its ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of Kimco’s operation for any particular taxable year will satisfy such requirements.

This opinion is rendered only to you and is solely for your benefit in connection with the transaction described above. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or corporation, for any purpose, without prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm name in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP